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                               MIMLIC SERIES FUND, INC.
                             AGGRESSIVE GROWTH PORTFOLIO
                               PERFORMANCE CALCULATIONS

TOTAL RETURN CALCULATIONS

Total return is the percentage change between the offering price of one Portfolio share at the beginning of a period and the net asset value of that share at the end of the period with income and capital gains distributions assumed to be entirely reinvested at the net asset value as of the reinvest date. A data base file is kept and updated monthly with respect to ending net asset values, reinvest prices, and income and capital gains distribution amounts per share. From this data base file total return can be calculated for any specified number of periods since the Portfolio's date of beginning operations.

CUMULATIVE TOTAL RETURN

Cumulative total return is based on an initial $1,000 investment made on May 1, 1987. Using the asset valuation and distribution information attached, the cumulative total return at December 31, 1989 is as follows:

     CUMULATIVE  =  ( ENDING REDEEMABLE VALUE - INITIAL AMOUNT INVESTED )  *100
                     ---------------------------------------------------
    TOTAL RETURN    (              INITIAL AMOUNT INVESTED  )

Cumulative total return for the period from May 1, 1987 to December 31, 1989 is as follows:

     ( 1,377.15 - 1,000.00)   *   100   =   37.72%
      --------------------
     (      1,000.00      )

AVERAGE ANNUAL TOTAL RETURN

In accordance with the Securities and Exchange Commission (SEC), average annual total return (T) allocates equal value amount each period (N) by comparing the initial amount invested (P) to the ending redeemable value (ERV). The formula prescribed by the SEC is as follows:

             N
     P[(1+T)   ]  =  ERV

Average annual total return for the period from May 1, 1987 to December 31, 1989 is as follows:

                           2.67
     $1,000  [(1  +  .1271)      ]  =  $1,377.15  T  =  12.71%


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Average annual total return for the period from January 1, 1989 to December 31,
1989 (one year) is as follows:

                          1
     $1,000  [(1  +  .3893  ]  =  $1,389.32  T  =  38.93%

Investment information used in the total return calculations is as follows:

                                                      Dividends per share
                                  Net asset           -------------------
                    Offering    value/reinvest     Net investment    Capital
       Date          price          value              income         gains
       ----          -----          -----              ------         -----

     05/01/87       $1.000         $1.000              $   -          $   -
     12/31/87         .899           .899              .0050          .0210
     12/31/88         .954           .954              .0046              -
     01/01/89         .949           .949                  -              -
     12/28/89        1.247          1.247              .0072          .0453
     12/31/89        1.265          1.265                  -              -

YIELD CALCULATIONS

The Portfolio's yield for the 30-day period ended December 31, 1989 was computed by dividing the net investment income per share earned during the period by the maximum offering price per share on the last day of the period, according to the formula prescribed by the SEC.

                                                 6
                          YIELD  =  2([([A-B])+1] -1)
                                        ----
                                         C*D

Where:

A = Dividends and interest earned during the period calculated as prescribed by the SEC.

B =  Expenses accrued for the period (net of reimbursements by Minnesota Mutual
     Life).

C = The average daily number of shares outstanding during the period that were entitled to receive dividends.

D =  The maximum offering price per share on the last day of the period.


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The Portfolio's yield for the 30-day period ended December 31, 1989 equals:

                                                       6
                    2([([6,900.29  -  3,879.85])  +  1] -1
                        -----------------------
                       [4,074,074.22  *  1.265]

                                                6
                        =     2([3,020.44  +  1] -1
                                5,152,274

                        =     2(.003523)

                        =     .70%


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